EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), effective as of July 25, 2005, (the “Effective Date”) is made and entered by and between Leo Albert (the "Executive") and Pacer Health Corporation, a Florida corporation (the "Company").

AGREEMENT

     WHEREAS, the Company desires to engage the Executive to provide services pursuant to the terms of this Agreement; and

     WHEREAS, the Executive desires to provide such services to the Company pursuant to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

     1. Term of Employment. The term of the Executive's employment under this Agreement shall commence on the Effective Date and end on the second anniversary of such date (the "Term of Employment"). If the Company or the Executive does not deliver to the other party at least 60 days prior written notice that the Term of Employment shall end on the second anniversary of the date hereof, the Term of employment shall automatically continue for an additional one-year period. At the end of such one year period, the Term of employment shall automatically continue for successive one year terms unless either party delivers at least 60 days prior written notice that the Term or employment shall end at the end of such one-year renewal period.

2. Duties.

        (a)

During the Term of Employment, the Executive shall serve as Vice President of Finance and/or an executive position with any of the Company’s subsidiaries with such authority and duties as are generally associated with such positions and as may be assigned to him from time to time by the Board of Directors of the Company that are consistent with such authority and duties. The Executive shall report to the Chief Executive Officer of the Company.

        (b)

Except as provided in Section 2(d), Executive shall devote Executive's entire productive time, ability and attention to the business of Company during the Term, and Executive shall not directly or indirectly render any services of business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Company's interests. The Company agrees to use its best efforts to cause the Executive to be elected and continued in office throughout the Term of Employment as a member of the Executive Committee of the Company.

        (c)

[Reserved]

        (d)

Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

3. Compensation and Related Matters.

         (a)

Salary. During the Term, the Executive shall receive a base salary (the "Base Salary") at the rate of $95,000 per annum. Such Base Salary shall be payable in accordance with the Company's policies in effect from time to time, but in any event no less frequently than monthly.  The Board of Directors from time to time may increase, but not decrease, the Base Salary, unless mutually agreed with the Executive.

         (b)

Bonus. The Executive shall be eligible for an annual bonus in such amount as the Board of Directors may designate. Payment of any annual bonus shall be made at the same time that other senior-level executives receive their bonus but in no event later than 60 days following the year to which such bonus relates.

         (c)

Restricted Share Allowance.  Executive shall be entitled to Restricted Stock (the “Specified Shares”) in an amount and a matter as decided by the Board of Directors in their sole discretion.  It is understood and agreed that the amount of the Specified Shares will be decided by the Company, in its sole discretion, by third month anniversary of this agreement and will be attached to this agreement.

         (d)

Expenses. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection therewith subject to documentation in accordance with the Company's policy.

         (e)

Employee Benefits. During the Term of Employment, the Executive shall be entitled to participate in or receive benefits under any and all employee benefit plans, programs and arrangements on terms no less favorable than those generally applicable to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such employee benefit plans, programs and arrangements. The Executive shall also be eligible to participate in the Company's executive perquisites in accordance with the terms and provisions of the arrangements as in effect from time to time for the Company's senior executives.

        (f)

Vacation. The Executive shall be entitled to three weeks of paid vacation each year, which shall be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.  The Executive shall also be entitled to the paid holidays and other paid leave set forth in the Company's policies, a copy of which has been provided to the Executive.

4.    Termination of Employment.

       (a)

Termination Due to Death. In the event the Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

               (i)

Base Salary through the date of death that shall be paid in a single lump sum not later than 45 days following the Executive's death;

               (ii)

the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 45 days following the Executive's death; and

              (iii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

        (b)   Termination Due to Disability. In the event the Executive becomes Disabled (as defined below), the Company may terminate his employment upon notice to that effect. Upon such a termination, the Executive or his representative, as the case may be, shall be entitled to, and their sole remedies under this Agreement shall be:

               (i)

Base Salary through the date of termination, which shall be paid in a single lump sum not later than 45 days following such termination;

               (ii)

the balance of any bonus awarded and earned but not paid at he time of termination, which shall be paid in a single lump sum not later than 45 days following the date of termination; and

              (iii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For the purpose of this subsection, the Executive shall have a "Disability" at such time as he becomes entitled to benefits under the Company's long-term disability insurance plan as in effect from time to time.

          (c)   Termination by the Company for Cause.

               (i)  "Cause shall mean:

                      (A)   willful and material breach by Executive of Section 5 or 6 of this Agreement;

                      (B)   conviction of the Executive for a felony or misdemeanor involving moral turpitude;

                      (C)

breach by the Executive of any alcohol, drug, sexual harassment or other policy of the Company which provides for termination of employment for  violation; or

                      (D)  engagement by the Executive in conduct that constitutes neglect or misconduct in carrying out his duties under this Agreement or any other cause for termination with cause under our policy and procedure manual.

               (ii) In the event the Company terminates the Executive's employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:

                     (A)

Base Salary through the date of the termination of his employment for Cause, which shall be paid in a single lump sum not later than 45 days following the Executive's termination of employment;

                     (B)

the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 45 days following the date of termination; and

                     (C)

other or additional benefits then due or earned in accordance with applicable plans or programs of the Company.

(a)

Termination Without Cause. In the event the Executive's employment with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to the Executive), other than due to death or Disability, the Executive shall be entitled to and his sole remedies under this Agreement shall be:

                (i)

Base Salary through the date of termination of the Executive's employment, which shall be paid in a single lump sum not later than 15 days following the Executive's termination of employment;

               (ii) Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment for a period of one month after the termination of employment (the "Severance Period") payable in accordance with the Company's standard payroll practices;

               (iii) the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 45 days following the date of termination;

               (iv) continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:

                      (A) the end of the Severance Period; or

                      (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (vi), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (vi), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

               (vi) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

               "Termination Without Cause" shall mean the Executive's employment is terminated by the Company for any reason other than Cause (as defined in Section 4(c)) or due to death.

 (e)

Termination following Non-renewal. In the event that the Company notifies the Executive in writing at least 60 days prior to the expiration of the then current Term of Employment that it is electing to terminate this Agreement at the expiration of the then current Term of Employment and the Executive's employment terminates upon such expiration, whether at the Company's initiative or the Executive's initiative, the Executive shall be entitled to:

               (i)  Base Salary through the date of termination of the Executive's employment, which shall be paid in a single lump sum not later than 45 days following such termination;

               (ii) the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 45 days following the date of termination;

               (iii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

          (f)  Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative, other than a termination due to death, Disability or a Constructive             Termination Without Cause, the Executive shall have the same entitlements as provided in Section 4(c)(ii) above for a Termination for Cause. A voluntary termination under this Section 4(f) shall be effective upon 30 days prior written notice to the        Company or such shorter period as may be determined by the Company and shall not be deemed a breach of this Agreement.

          (g)  Nature of Payments. Any amounts due under this Section 4 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

5.   Confidentiality.

 (a)

During the Term of Employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt             written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(a)

"Confidential Information" shall mean all information concerning the business of the Company or any subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive, (ii) regarding the Company's business or industry properly acquired by the Executive in the course of his career as an executive in the Company's industry and independent of the Executive's employment by the Company, (iii) that becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not known by the Executive to be  subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any other person or entity or (iv) approved for release by the Company or which the Company makes generally available to the parties without an obligation of confidentiality. For this purpose, information known or available generally within the trade or industry of the Company or any subsidiary shall be deemed to be known or available to the public.

6. Non-Competition; Non-Solicitation. The Executive acknowledges that his employment with the Company will, of necessity, provide him with specialized, unique knowledge and confidential information and that, in light of the competitive nature of the Company's business, the Company could be harmed if such knowledge and information were used in competition with the Company. The Executive further acknowledges that the Company would not enter into this

Agreement and undertake the substantial obligations under this Agreement without the Executive's agreement to the following provisions of this Section 6:

(a)

During the Restricted Period (as defined below) he will not, directly or indirectly, as an officer, director, stockholder, partner, associate, employee, consultant, owner, agent,              co-venturer or otherwise, become or be interested in or be associated with any other corporation, firm or business engaged in any business that competes with the Company in the Southeast United States. The Executive's ownership, directly or indirectly, of not more than three percent (3%) of the issued and outstanding stock of any corporation or other entity, the shares of which are traded on a national securities exchange or the Nasdaq Stock Market, shall not in any event be deemed to be a violation of the provisions of this Section 6(a).

(b)

During the Restricted Period, the Executive shall not call upon, solicit, divert or take away, or attempt to call upon, solicit, divert or take away, business of a type the same or similar to the business as conducted by the Company prior to the date of termination of the Executive's employment with the Company from any of the Customers of the Company upon whom he called or whom he solicited or to whom he catered or with whom he became acquainted after entering the employ of the Company.

(c)

The Executive acknowledges and agrees that during the time of his employment with the Company, he will gain valuable information about the identity, qualifications and on-going performance of the employees of the Company. During the Restricted Period, the Executive shall not (i) hire, employ, offer employment to, or seek to hire, employ or offer employment to, any of the Company's senior level employees with whom he had contact prior to such termination of employment or (ii) solicit or encourage any such              senior level employee to seek or accept employment with any other person or entity.

(d)

The Executive represents and warrants that the knowledge, skills and abilities he currently possesses are sufficient to permit him, in the event of his termination of employment hereunder for any reason, to earn a livelihood satisfactory to himself without violating any provision of this Agreement.

(e)

For the purposes of this Section 6, "Restriction Period" shall mean the period beginning on the date hereof and ending with:

(i)

in the case of a termination of the Executive's employment without Cause or the end of the Severance Period;

(ii)

in the case of a termination of the Executive's employment for Cause, the first anniversary of such termination;

(iii)

in the case of a termination of the Executive's employment upon the expiration of the Term of Employment that results in the commencement of the Non-renewal Severance Period pursuant to Section 4(e) above, the end of the Non-renewal Severance Period; or

(iv)

in the case of a voluntary termination of the Executive's employment pursuant to Section 4(f) above, the date of such termination; provided, however, that within 10 days after the Executive announces his resignation from the Company the Company may notify the Executive that it will cause the Restriction Period to be 12 months and, in consideration for such period, the Company will pay to the Executive, within 30 days after his employment terminates, an amount in cash equal to the annual Base Salary in effect at the time the Executive gives his notice of termination. Failure by the Company to timely make such payment will release the Executive from this obligation.

7.

Remedies. In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contain in Sections 5 or 6 above, the Company (a) shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. The Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company.

8.

Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive's participation in any other employee benefit or other plans or programs in which he currently participates.

9.

Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 17 below.

10.

Warranty of Executive. As an inducement to the Company to enter into this Agreement, the Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

11.

Company Representations. The Company represents to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company and that the execution, delivery and performance of this Agreement by the Company will not breach or be in conflict with any agreements to which the Company is a party or by which it is bound.

12.

Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

13.

Amendments; Waivers. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

14.

Severability of Provisions. In the event that any provision or any portion thereof should ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitations permitted by applicable law, as determined by such court in such action, then such provisions shall be deemed reformed to the maximum time or other limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. In addition to the above, the provisions of this Agreement are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions thereof shall not affect the validity or enforceability of any other provision, or portion of this Agreement, which shall remain in full force and effect as if executed with the unenforceable or invalid provision or portion thereof eliminated. Notwithstanding the foregoing, the parties hereto affirmatively represent, acknowledge and agree that it is their intention that this Agreement and each of its provisions are enforceable in accordance with their terms and expressly agree not to challenge the validity or enforceability of this Agreement or any of its provisions, or portions or aspects thereof, in the future. The parties hereto are expressly relying upon this representation, acknowledgment and agreement in determining to enter into this Agreement.

15.

Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

16.

Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without reference to principles of conflict of laws. The parties hereby irrevocably consent to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to the parties at the address specified in Section 19 hereof.

17.

Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to the Company c/o the Board of Directors at the Company's principal executive offices and to the Executive at his last known permanent address, or to such other place as either party may designate as to itself or himself by written notice to the other.

18.

Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PACER HEALTH CORPORATION

                                 By:

____/s/ Rainier Gonzalez_____________________________

                                 Title:

___CEO______________________________

LEO ALBERT

__/s/ Leo Albert_______________________________